First Amendment of Option Agreement HiHo Property

        This First Amendment of Option Agreement HiHo Property, Lander County, Nevada (“First Amendment”), dated effective April 3, 2006, is made by and among Brancote U.S. Inc., a Nevada corporation (“BUS”), Lander Resources LLC, a Nevada limited liability company (“Lander”), Toquima Minerals US Inc., a Nevada corporation, formerly known as Freemont Minerals Corporation (“Toquima”) and Piedmont Mining Company, Inc., a North Carolina corporation (“Piedmont”).

Recitals

A.     BUS and Lander are parties to the Option Agreement dated April 3, 2003 (the “Agreement”). The Memorandum of Option Agreement was recorded in the Office of the Lander County Recorder on July 18, 2003, Document 226863, Book 515, Page 577.

B.     Lander assigned its rights in the Agreement to Toquima, then named Freemont Minerals Corporation, by the Mining Lease and Option to Purchase Agreement dated July 21, 2003, as amended by the First and Second Amendments to Mining Lease and Option to Purchase Agreement dated January 12, 2004, and June 28, 2004, respectively. The Memorandum of mining Lease and Option to Purchase Agreement and First Amendment of Memorandum of Mining Lease and Option to Purchase Agreement were recorded in the Office of the Lander County Recorder on August 8, 2003, and December 9, 2003, respectively, as documents 227190 and 229264, respectively.

C.     Toquima and Piedmont are parties to the Exploration Option to Enter Joint Venture Agreement dated effective April 26, 2005. The Memorandum of Exploration Option to Enter Joint Venture Agreement was recorded in the Office of the Lander County Recorder on September 19, 2005, Document 238684, Book 546, Page 293.

D.     The parties desire to amend the terms of the Agreement and to provide for the grant by Lander to BUS of a net smelter returns royalty on the Dome unpatented mining claims owned by Lander.

        Now, therefore, the parties agree as follows:

1.     Section 3.2.1. of the Agreement is amended by adding the following Subsection 3.2.1(e):

e.	Provided the Agreement remains effective, the optionee under the Agreement, presently Piedmont, shall make the following payments to BUS:

April 13, 2006	$10,000 USD
April 13, 2007	$10,000 USD
April 13, 2008	$20,000 USD

Any such amounts, once received by BUS, are non refundable. BUS acknowledges receipt of the sum of $10,000 USD representing the payment due and payable on April 13, 2006. The foregoing payments shall apply to the purchase price described in Section 3.3.

2.     Section 3.3 of the Agreement is amended to read in its entirety as follows:

On or before the sixth anniversary of the Effective Date and upon making the payments and completing/maintaining all matters described in Section 3.2.1 of this Agreement, Lander or its assignees shall have the option to purchase a 100% interest in the Property from BUS, subject to the NSR described in Section 3.5. The purchase price for acquisition of a 100% in the Property shall be $200,000.00 USD against which the Optionee under the Agreement shall receive credit for all of the payments paid in accordance with Section 3.2.1(e) such that the balance of the purchase price payable on the sixth anniversary of the Effective Date shall be $160,000.00 USD.

3.     In consideration of BUS’s obligations under this First Amendment, Lander, Toquima and Piedmont agree that they have granted to BUS or its successors and assigns a 1% NSR on the Dome unpatented mining claims more particularly described in Schedule “D” hereto. Section 3.5 of the Agreement is amended to read in its entirety as follows:

Granting of NSR. Concurrent with the exercise of the Option and the acquisition of a 100% interest in the Property by Lander, or any successor optionee under the Agreement, Lander shall be deemed to have granted BUS or its successors and assigns a 2% NSR on the Property as more particularly described in Schedule “B” hereto. Lander grants to BUS or its successors and assigns a 1% NSR on the Dome unpatented mining claims as more particularly described in Schedule “C” hereto. The NSR on the Property and the NSR on the Dome unpatented mining claims shall be distinct and separate, the parties not intending to layer or stack production royalties on the same lands. The grant of the NSR on the Dome unpatented mining claims shall survive termination of the Agreement, whether by exercise of the Option or by termination of the Agreement in accordance with its terms. If the Agreement is terminated and Lander, or any successor or assign of Lander, intends to abandon or surrender the Dome unpatented mining claims, it shall first deliver twenty (20) days’ written notice to BUS of such intent. BUS shall have ten (10) business days following its receipt of the notice during which to request that Lander, or Lander’s successor and assign, if any, to quitclaim the Dome unpatented mining claims to BUS. If BUS requests the quitclaim of the Dome unpatented mining claims, BUS shall assume all liabilities, obligations and responsibilities arising from or relating to the Dome unpatented mining claims. If BUS does not timely request a quitclaim of the Dome unpatented mining claims, BUS shall be deemed to have conclusively and irrevocably released and waived any and all right in or to the Dome unpatented mining claims, including the 1% NSR and the right to request a quitclaim of the Dome unpatented mining claims.

4.     Section 3.6 of the Agreement is amended by adding the following sentence:

Lander’s option to purchase a portion of the 2% NSR on the HiHo Property shall not apply to the 1% NSR granted by Lander to BUS on the Dome unpatented mining claims in accordance with Section 3.5.

5.     Except as amended by this First Amendment, the Agreement remains in full force and effect.

Brancote U.S. Inc.	Lander Resources LLC
By _______________________________	By _______________________________
James Garber, Secretary	Robert D. Thomas, Jr., Manager
Toquima Minerals US Inc.	Piedmont Mining Company, Inc.
By ______________________________	By ______________________________
Robert D. Thomas, Jr., President	Robert M. Shields, Jr., President

Schedule D

Description of Dome Unpatented Mining Claims

Lander County, Nevada

See attached list.

Claim Name	Location Date	BLM NMC Nos.	County Document Nos.
Dome 100	02/10/2003	847262	225800
Dome 101	02/10/2003	847263	225801
Dome 102	02/10/2003	847264	225802
Dome 103	02/10/2003	847265	225803
Dome 104	02/10/2003	847266	225804
Dome 105	02/10/2003	847267	225805
Dome 106	02/10/2003	847268	225806
Dome 107	02/10/2003	847269	225807
Dome 108	02/10/2003	847270	225808
Dome 109	02/10/2003	847271	225809
Dome 110	01/31/2003	847272	225810
Dome 111	01/31/2003	847273	225811
Dome 112	01/31/2003	847274	225812
Dome 113	01/31/2003	847275	225813
Dome 114	01/31/2003	847276	225814
Dome 115	01/31/2003	847277	225815
Dome 116	02/10/2003	847278	225816
Dome 117	02/10/2003	847279	225817
Dome 118	02/10/2003	847280	225818
Dome 119	02/10/2003	847281	225819
Dome 120	02/10/2003	847282	225820
Dome 121	02/10/2003	847283	225821
Dome 122	12/05/2003	857179	229300
Dome 123	12/05/2003	857180	229301